Exhibit 99.4

[English translation of Chinese original]

CHINA TELECOMMUNICATIONS CORPORATION

and

CHINA TELECOM CORPORATION LIMITED

CONDITIONAL SALE AND PURCHASE AGREEMENT REGARDING THE

TOTAL EQUITY OF EACH OF HUBEI TELECOM, HUNAN TELECOM,

HAINAN TELECOM, GUIZHOU TELECOM, YUNNAN TELECOM, SHAANXI TELECOM,

GANSU TELECOM, QINGHAI TELECOM, NINGXIA TELECOM AND XINJIANG TELECOM

APRIL 13, 2004

THIS AGREEMENT was entered into in Beijing on April 13, 2004, between

(1) CHINA TELECOMMUNICATIONS CORPORATION, a company incorporated under the laws of the PRC, whose registered office is at 31 Jinrong Avenue, Xicheng District, Beijing, PRC (the “Seller”); and

(2) CHINA TELECOM CORPORATION LIMITED, a company incorporated under the laws of the PRC, whose registered office is at 31 Jinrong Avenue, Xicheng District, Beijing, PRC (the “Purchaser”).

WHEREAS:

(A) Each of Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom (each a “Target Company” and together with each Target Company’s subsidiaries, “the Target Group”) is a company incorporated under the laws of the PRC in March, 2004;

(B) The Seller is the sole legal and beneficial owner of the entire paid-up registered capital of each Target Company;

(C) Prior to the execution of this Agreement, by changing their business titles, the Seller restructured its wholly-owned China Telecom Hubei Telecom Company, China Telecom Hunan Telecom Company, China Telecom Hainan Telecom Company, China Telecom Guizhou Telecom Company, China Telecom Yunnan Telecom Company, China Telecom Shaanxi Telecom Company, China Telecom Gansu Telecom Company, China Telecom Qinghai Telecom Company, China Telecom Ningxia Telecom Company and China Telecom Xinjiang Telecom Company (“the Original Companies”), pursuant to which it set up each Target Company by cash, transferred to each Target Company under the Seller’s name each Original Company’s fixed line telecommunications operations and related assets, liabilities and rights evaluated and approved by the Administration of State-Owned Assets of the State Council, and had each Target Company manage and operate its original business (the “Restructuring”);

(D) The Seller has agreed to sell and the Purchaser has agreed to purchase all of the paid-up registered capital and the related rights and interests of each Target Company (the “Target Shares”); and

(E) The Seller has agreed to make certain representations, warranties and covenants regarding the Target Shares.

NOW THEREFORE, both Parties agree as follows:

1. DEFINITIONS

1.1 Unless the context requires otherwise, words and expressions used herein shall have the meanings set forth in Schedule 1 hereof.

1.2 All the schedules hereof comprise each schedule of this Agreement and are deemed as part of this Agreement.

2. PRECONDITIONS OF THE COMPLETION

2.1 The sale and purchase of the Target Shares shall be completed only after the following conditions are satisfied or waived in accordance with this Agreement:

(a) The Independent Shareholders adopted a resolution approving the transactions contemplated by this Agreement and the Connected Transactions;

(b) The approvals by the relevant Chinese government authorities have been obtained and the business registrations after the Restructuring have been made;

(c) The Shareholders have authorized the Company’s Board of Directors to issue new H shares up to 8,317,560,515 shares, which are composed of the following: (i) if the full amount is issued pursuant to the special approval, the issuable H shares are up to 7,561,418,650 shares, equal to 10% of the Company’s outstanding equity (the “New H Shares”), and (ii) pursuant to the Provisional Regulations Regarding Reducing State-Owned Shares to Raise Social Security Fund, up to 756,141,865 shares of the outstanding internal capital shares owned by the shareholders of the state-owned shares can be converted into the new H shares up to 756,141,865 shares (equal to 10% of the 7,561,418,650 of New H Shares to be issued and placed); and

(d) The financial conditions, business operations or outlooks of any Target Company have no material adverse changes.

Of the above preconditions, §2.1(a) and §2.1(c) are the Purchaser’s Preconditions, §2.1(d) is the Seller’s Precondition; and §2.1(b) is the Common Preconditions.

2.2 The Seller shall make all reasonable endeavors to ensure the Seller’s Precondition to be satisfied after the date of this Agreement. The Purchaser shall make all reasonable endeavors to ensure the Purchaser’s Preconditions to be satisfied as early as possible after the date of this Agreement (in any event no later than December 31, 2004). Both of the Seller and the Purchaser undertake to ensure the Common Preconditions to be satisfied as early as possible after the date of this Agreement (in any event no later than December 31, 2004).

2.3 The Purchaser may use its independent discretion to waive all or part of the precondition set forth in 2.1(d) by sending a written notice to the Seller.

2.4 If any of the Preconditions is not satisfied as reasonably accepted by the Purchaser (or waived pursuant to Clause 2.3) by the time set forth in Clause 2.2 or other date specified by both parties in writing, this Agreement (except for Clauses 10, 11 and 19) shall be automatically terminated, and no party hereto shall have any claim rights of any nature whatsoever against the other party hereto (except for any rights and liabilities accumulated before the termination or in connection with Clauses 10, 11 and 19).

3. UNDERTAKINGS BEFORE THE COMPLETION

3.1 The Seller shall perform the obligations set forth in 04.

4. SALE AND PURCHASE

4.1 Subject to and pursuant to this Agreement, the Seller shall sell and transfer, and the Purchaser shall purchase, the Target Shares. Such transaction shall become effective upon its completion (the “Completion”). The Target Shares shall be sold together with all the related rights upon the Completion, including all the rights to collect, issue, pay or make any distributions or dividends of the Target Shares upon or after the Completion.

The Seller covenants and warrants that upon the Completion it owns, and has the right to sell and transfer, all the legal and beneficial ownership of the Target Shares. Pursuant to this Agreement, the Seller shall sell the Target Shares free from all encumbrances and any other rights exercisable by any third parties or the Seller (including any of Seller’s liens waived hereunder by the Seller). Unless required otherwise elsewhere herein, all the ownership and risk connected the Target Shares shall be assigned to the Purchaser upon the Completion.

5. CONSIDERATION

5.1 The consideration for the Target Shares shall be the full payment by the Purchaser to the Seller. The Purchaser shall deliver the Initial Consideration and the Deferred Consideration by in accordance with Clauses 5.2 and 5.3 respectively.

5.2 Upon the Completion, the Purchaser shall pay in cash to the Seller the Initial Consideration of RMB ¥8.34 billion.

5.3 The Deferred Consideration shall be RMB ¥19.46 billion. As approved by the exchange control authorities, part or all the Deferred Consideration may be paid by an equivalent amount in a foreign currency agreed upon by both parties hereto. The exchange rate used pursuant to Clauses 5.2 and 5.3 shall be the exchange rate between RMB and such foreign currency announced at the noontime of the last business day before the execution date of this Agreement.

5.4 Subject to Clause 5.5, the Seller and the Purchaser agree that the Deferred Consideration or the unpaid portion of the Deferred Consideration including the accrued interest shall be paid in full before or on the tenth (10th) anniversary of the Completion, or on the next Business Day if such anniversary falls on a holiday.

5.5 The Purchaser may decide on its own to make early payment of all or part of the Deferred consideration at any time after the Completion. There shall be no penalty for any early payment.

5.6 For the purposes of Clause 5.6 and 5.7, the following words shall have the following meanings:

“Deferred Consideration Interest Rate” means, for the period of the first five years after the Completion, 5.184% annual rate (equal to the interest rate determined by the People’s Bank of China, as of the Completion Date, for the domestic commercial bank RMB loans of five years or longer, with a discount of 10%), and for each of the subsequent five-year periods, the annual rate equal to the interest rate as of the Interest Determination Date for the domestic commercial bank RMB loans of five year or longer, with a discount of 10%.

“Interest Determination Date” means the execution date of this Agreement or each five-year anniversary of the execution date of this Agreement.

5.7 The Purchaser shall pay interest to the Seller for the Deferred Consideration. The interest shall be accrued at the Deferred Consideration Interest Rate on the unpaid portion of the Deferred Consideration from the Completion until the whole amount of the Deferred Consideration is paid off, and shall be calculated on the basis of the actual number of days accumulated, with 360 days each year. The interest shall be paid once every 180 days from the date of the Completion (or the next business day if such interest payment date falls on a holiday). The last interest payment date shall be the time when the full amount of the Deferred Consideration is paid off.

5.8 In the event that any due payment hereunder fails to be delivered on the due date (the “Due Date”), the party in default shall pay Default Interest on the due amount (the Due Amount). The Default Interest shall be calculated on the daily basis from the next day after the Due Date to the date when the Due Amount is paid off (including such date). For the purpose to prevent any confusion, after the Due Date no other interest in respect of any Due Amount shall calculated by any other provision hereof. Default Interest shall not be payable under this Clause 5.8 on any interest accrued on the Due Amount on or before the Due Date. Default Interest under this Clause 5.8 shall be accrued daily at the rate of 0.03%, on the basis of 360 days a year.

5.9 While the Purchaser to the Seller the Deferred Consideration, the transfer of the Target Shares shall proceed immediately upon the Completion, and the Purchaser shall be entitled to all the rights connected to the Target Shares upon the Completion, free from any encumbrances (including any of Seller’s liens). The Seller hereby irrevocably waives all rights, liens or other securities interests it may legally have out of the Deferred Consideration or the Completion.

6. CLOSING

6.1 Once the Purchaser delivers a notice to the Seller indicating that all the Preconditions have been satisfied (or waived), the transaction closing shall take place at 31 Jinrong Avenue, Xicheng District, Beijing, PRC (or any other location as the Seller and the Purchaser may agree upon) on either of the following dates:

(a) December 31, 2004, or

(b) any other date agreed upon by the Seller and the Purchaser,

6.2 Each party hereto shall complete, or have others complete, all of its own matters specified in Schedule 5 upon the Completion or at such other time after Completion as set forth in Schedule 5.

7. WARRANTIES, COVENANTS AND INDEMNITIES

7.1 The Seller represents and warrants to the Purchaser as of the execution date of this Agreement in the terms of the Warranties set forth in Schedule 3. Each Warranty specified in Schedule 3 shall be separate and independent. Unless expressly indicated otherwise, no Warranty shall be limited by reference to any other Warranty.

7.2 Any claim by the Purchaser in connection with the Warranties shall be in accordance with this Clause 7.

7.3 The Seller acknowledges and agrees that the execution of this Agreement by the Purchaser is based upon and relies upon the Warranties, as well as the warranties listed in Clauses 4.2 and 4.3, and the indemnity undertakings and other covenants herein made by the Seller.

7.4 The Seller agrees and warrants to the Purchaser that, unless in the event of any default, the Seller, along with each of the individuals and agents referred to in this Clause 7.4, has no claim rights, and hereby waives any claim rights and shall not make any claim, against any employee, director, agent, officer of any Target Company or any member of the Purchaser’s group or any employee they have relied upon before agreeing on any term herein or before entering into this Agreement, in respect of any information they provide or omit to provide for the Warranties or this Agreement.

7.5 The Seller warrant to the Purchaser (without limiting any other rights of the Purchaser in any way, including its rights to claim damages because of any breach of any Warranty or otherwise) that, in the event of any breach of any Warranty, it shall pay or procure payment in cash to the Purchaser as required an amount equal to the aggregate of:

(a) the amount which would be necessary for the relevant member of the Target Group to restore to the financial condition that should have existed if there were no breach of such Warranty, and

(b) all costs suffered or incurred by the Purchaser or its Affiliates (including, without limitation, any member of the Target Group), directly or indirectly resulted from the breach of such Warranty.

7.6 The Warranties shall be deemed to be repeated as they should be under the circumstances before the Completion, just as the execution date of this Agreement referred to in the Warranties shall be deemed as the date of the Completion referred to therein.

7.7 The Seller warrants to promptly notify the Purchaser in writing in the event that it or any other member of the Seller Group becomes aware of any circumstances arising after the execution date of this Agreement that may cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) become generally untrue, inaccurate or misleading in any material respect related to the Target Group’s financial or operating conditions.

7.8 The Seller hereby agrees that, in the event that any actual or threatened disputes, claims or legal proceedings in connection with the Target Shares or the Target Group’s business or assets, which exist or threatens to happen or happen after the Completion but related to the Target Group’s activities before the Completion (the “Indemnifiable Disputes”), may result in any losses, liabilities, court decisions or expenses (including legal fees and expenses) incurred to the Seller (or the Target Companies), the Seller shall indemnify the Purchaser (or the Target Companies) and hold them harmless.

7.9 The Seller shall be entitled to, on behalf of the Purchaser, make any negotiations in connection with any Indemnifiable Disputes and make any settlements or compromises in connection with such Indemnified Disputes.

7.10 In the event that any legal proceedings may be brought against the Purchaser in connection with the Indemnifiable Disputes, the Seller shall be entitled, at its sole discretion, to appoint its own legal counsels to contest such legal proceedings.

7.11 If the Seller elects to appoint its legal counsels to contest such legal proceedings, the Purchaser may also appoint its own legal counsels, provided that the Seller shall bear the legal fees and expenses of its own legal counsels.

7.12 The Purchaser shall promptly notify the Seller in writing in the event of any claim or legal proceedings brought against the Purchaser which may be indemnified by the Seller pursuant to this Clause 7.

7.13 Notwithstanding this Clause 7, the Seller shall not be liable to any further claims if the Target Group has, prior to the Completion, made certain overall and adequate arrangements in its accounts for any disputes, claims or legal proceedings.

7.14 The Purchaser warrants to the Seller that:

(a) it is a corporation validly incorporated, legally existing and duly registered under the laws of its jurisdiction and has full power to conduct its business as of the execution date of this Agreement;

(b) it has obtained all necessary corporate authorizations and all necessary consents, licences, authorizations, waivers or exemptions (other than those in connection with the Preconditions) by the applicable government authorities, legal authorities, supervisory authorities and others in respect of its power to execute this Agreement and perform its obligations hereunder;

(c) After execution, this Agreement will constitute valid and binding obligations for the Purchaser;

(d) The Purchaser’s execution of this Agreement and performance hereunder shall not result in any violation or conflict against any parts of its By-laws, Articles of Association or Certificate of Incorporation that would adversely affect its ability to execute this Agreement or perform hereunder; and

(e) Subject to satisfaction of the Preconditions, the execution of this Agreement will not:

(i) result in the Purchaser’s violation or breach of any applicable laws or regulations in any relevant jurisdiction; nor

(ii) imply the Purchaser’s violation of any rules, regulations, orders, decrees or judgments of any court or any government authorities or regulatory authorities in any relevant jurisdiction,

and such breach, conflict or violation would adversely affect the Purchaser’s ability to execute this Agreement or perform hereunder.

8. PURCHASER’S RIGHTS TO TERMINATE

8.1 In the event at any time prior to the Completion that:

(a) any Material Adverse Change occurs;

(b) there is a material breach of any Warranties as given on the execution date of this Agreement;

(c) any Event occurs which, if the Warranties were repeated at any time before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date, would constitute a material breach of any of the Warranties; or

(d) there is any breach or non-fulfilment by the Seller of any of its material obligations hereunder,

then the Purchaser shall not have the obligation to complete the purchase of the Target Shares and may decide on its own, after sending a written notice to the Seller, to do any of the following before the Completion:

(i) to terminate this Agreement (except for any surviving sections herein), while no party hereto may make any claim based on this Agreement against the other party hereto (except for any rights or obligations accrued before the Termination or pursuant to Clauses 10, 11, or 19 herein); or

(ii) to select another time to resume to perform hereunder when the Seller is prepared and willing, and to set a later time for the Seller to complete its unfinished obligations hereunder; or

(iii) to elect to postpone the completion of the performance hereunder, but the extended period shall be no longer than 90 business days and shall be indicated in the written notice by the Purchaser to the Seller; under such circumstances, in the event that the Seller does not, or is not able to, perform any material obligations hereunder before the extended period expires, this Clause 6.3 shall still be applicable after certain details thereof are amended.

8.2 The Seller warrants to indemnify the Purchaser in cash for all the expenses incurred to the Purchaser resulting from any default in the Seller’s performance hereunder.

8.3 The Seller warrants to promptly notify the Purchaser in writing of any breaches, matters, events, conditions, circumstances, facts or omissions which any member of the Seller Group is aware of and which may result in exercising the termination right under Clause 8.1 herein.

9. TAX

9.1 All payable amounts hereunder shall be paid without any deductions or withholdings, unless otherwise required by this Agreement or by law.

9.2 If any deduction or withholding is required by law from any payment for certain obligation of the Seller or the Purchaser, the paying party shall pay the receiving party an additional amount, in addition to any interest, to make up the deficiency that results from such deduction or withholding so that the receiving party shall receive the same amount it is entitled to in spite of such deduction or withholding.

9.3 Each party hereto shall be responsible for its own payments for any stamp duty or other transfer taxes (including interest and penalties) related to the acquisition of the Target Shares.

10. PUBLIC ANNOUNCEMENTS

10.1 Unless required by law or any stock exchanges, government authorities, other regulatory or supervisory authorities, or any relevant authorities in a competent jurisdiction to the disclosing party (whether or not having the legal power), any member of the Seller Group and the Target Group may not make any public announcements, circulars or disclosures in connection with any matters herein or any material issues related hereto without the prior written consent of the Purchaser (such consent may not be unreasonably withheld or delayed), while the Purchaser and its Affiliates may not make such public announcements, circulars or disclosures without the prior written consent of the Seller (such consent may not be unreasonably withheld or delayed).

10.2 In the event that any announcement or disclosure is made as required by the exceptions set forth in Clause 10.1, the disclosing party shall make all reasonable efforts to consult with the other party in advance regarding the form, content and timing of such announcement or disclosure.

11. CONFIDENTIALITY

11.1 Subject to Clause 11.2, for the purposes of this Clause 11, “Confidential Information” means:

(a) all confidential information in connection with the Seller Group, or the Target Group prior to the Completion, retained by the Purchaser Group (or its agents) or received from the Seller Group,

(b) all confidential information in connection with the Purchaser Group, or the Target Group after the Completion, retained by the Seller Group (or its agents) or received from the Purchaser Group, and

(c) all confidential information in connection with the content hereof, issues and negotiations related hereto.

The above confidential information includes trade secrets, confidential operating procedures or processes, information relating to future projects, business development or planning, business partnerships, sales targets and statistics, and data of market shares, surveys, reports, pricing information relating to subscribers and sales, negotiations and private transactions, including but not limited to written materials and other materials by oral, video, electronic or any other means.

11.2 For the purpose to prevent confusion, the Confidential Information does not include:

(a) any information existing in the public by the execution date of this Agreement, not as a result of any intentional or negligent action or non-action by any party hereto or any of its Representatives;

(b) any information exposed to the public not as a result of any intentional or negligent action or non-action by any party hereto or any of its Representatives (limited to the information which has already exposed to the public);

(c) any information obtained by the receiving party or its Representatives from a third party who does not have any confidentiality obligation to the disclosed party for such information;

(d) any information retained by the receiving party or its Representatives prior to the disclosure which is not subject to any confidentiality obligation of the receiving party or its Representatives to the other party; or

(e) any information obtained independently by the receiving party or any employees of its Representatives who have had no access by then to the information disclosed by the disclosing party.

For the purposes of this Clause 11, “Representatives” means any Affiliates, directors, officers, employees, agents or representatives of the relevant party or such persons’ own Affiliates, and their own external legal counsels, accountants, consultants, financial advisers and appraisers.

11.3 Each party hereto warrants to keep confidential the Confidential Information of the other party received or held by it or its Representatives and shall not disclose such Confidential Information to any person other than its Representatives without a prior written consent of the other party.

11.4 Each party hereto warrants to disclose to its Representatives only the Confidential Information of the other party reasonably required for the performance hereunder and only to the Representatives who have been informed of the confidential nature of the Confidential Information and who have warranted to keep it confidential.

11.5 Each party hereto warrants to use (or permit to use) the Confidential Information received or held by it or its Representatives only for the purposes of the contemplated transactions hereunder.

11.6 Notwithstanding any provision herein indicating otherwise, the Clauses from 11.1 to 11.5 shall survive the termination of this Agreement and/or the Completion, provided that before the Completion and if any Precondition is not satisfied or waived, for the purposes of this Clause 11, all the information and other confidential data related to the Target Shares shall be deemed as the Seller’s Confidential Information.

12. FURTHER ASSURANCE

12.1 For the purpose to implement this Agreement and the contemplated transactions hereunder and/or cause this Agreement and the contemplated transactions hereunder become effective, and for the purpose to enable the Purchase to own all the rights and interests of the shares, rights and interests transferred to the Purchaser pursuant to this Agreement, the Seller agrees to take (or have others take) any further actions (whether upon the Complete or thereafter) required by law or required reasonably by the Purchaser, or execute and deliver (or have others execute and deliver) any further documents (whether upon the Complete or thereafter) required by law or required reasonably by the Purchaser.

13. EXPENSES

13.1 Each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation and completion of this Agreement and the Tax Indemnity Agreement.

14. NOTICES

14.1 Any notice or other communication regarding this Agreement sent from any party hereto to the other party shall be in writing and signed by the sending party or its Representatives. If by fax, it shall be sent by the fax numbers listed in Clause 14.2. If by hand delivery, pre-paid certified mail, express courier or registered mail, it shall be sent to the addresses listed in Clause 14.2. No matter by which way it is sent, it shall indicate the receiving party’s contact persons’ names listed in Clause 14.2 (or as required otherwise by notices from time to time pursuant to this Clause 14). Any notice sent by hand, fax or mail shall be deemed to have been duly delivered when:

(a) if by hand, it is delivered by the time it is handed to the addressee;

(b) if by fax, it is delivered by the time of transmission; or

(c) if by pre-paid certified mail, express courier or registered mail, it is delivered by 10am on the fifth business day after it is sent.

In any case above, if it is sent or transmitted after 6pm on a business day or at any time on a holiday, it shall be deemed to be delivered by 9am on the next business day.

Any time referred to in this Clause is each addressee’s local time.

14.2 For the purpose of Clause 14.1, the addresses and fax numbers of the parties hereto are as follows:

The Seller

Address:	31 Jinrong Avenue, Xicheng District, Beijing, PRC
Fax:	(8610) 5850 1500
Contact Person:	Zhang Jianbin

The Purchaser

Address:	31 Jinrong Avenue, Xicheng District, Beijing, PRC
Fax:	(8610) 6601 0728
Contact Person:	Pang Tie

14.3 In the event that any party hereto needs to change to its name, contact person, address or fax number for the purposes of this Clause 14, it may notify the other party of such change, provided that such change shall be effective only by the time of:

(a) the date specified in the notice; or

(b) if no date is specified or the date specified is within five business days when the notice is delivered, the next day after five business days.

14.4 All notices in connection with this Agreement shall be written in the Chinese.

15. ASSIGNMENT

15.1 No party hereto shall assign the interests of any provision hereof to any others without the prior written approval of the other party hereto.

16. ENTIRE AGREEMENT

16.1 This Agreement and the Tax Indemnity Agreement constitute the entire agreement and understanding between the parties hereto in connection with the sale and purchase of the Target Shares. This Agreement and the Tax Indemnity Agreement supersede all prior agreements or understandings in connection with the issues hereunder. Such prior agreements or understandings shall cease to have any further force or effect. The execution of this Agreement by each party hereto is not based upon any representations, warranties or covenants that are not specified or referred to in this Agreement and the Tax Indemnity Agreement.

17. WAIVERS / PURCHASER’S RIGHTS AND REMEDIES

17.1 If the Purchaser fails or delays to exercise any of its rights or remedies given by law or this Agreement, such rights or remedies shall not be affected, and it shall not constitute or be construed as such rights or remedies have been waived or amended, and shall not preclude the Purchaser from exercising them at any later time. Furthermore, a single or partial exercise of such rights or remedies shall not preclude the Purchaser from exercising them again or further and from exercising any other rights or remedies.

17.2 The Purchaser’s rights and remedies hereunder are cumulative and in addition to its other legal rights and remedies.

18. MISCELLANEOUS

18.1 Notwithstanding the Completion:

(a) any provisions hereof that can be performed even if this Agreement (and any other document referred to herein) has not been implemented upon or before the Completion,

(b) any Warranties, and

(c) any covenants, indemnities and other undertakings hereunder or otherwise created pursuant to this Agreement,

shall remain in full binding force with no time limit (unless expressly set forth otherwise).

18.2 This Agreement may be executed in one or several copies by the parties hereto. Each of such copies is an original document and all the copies constitute one and the same instrument.

18.3 No amendment, variation or waiver of this Agreement shall be valid unless it is in writing and duly executed by each party hereto or its Representatives. “Amendment” means any changes, supplements, deletions or replacements in any forms. Unless expressly indicated, no amendments shall constitute any general waivers of any provisions hereof, nor shall it affect any rights, obligations or liabilities hereunder brought forth or accrued before such amendments. Furthermore, each party’s rights and obligations hereunder, other than the amended parts, shall remain effective and in full force.

18.4 Each provision hereof is severable. In the event that any such provision is deemed or becomes illegal, invalid or unenforceable in any respect under the law of any applicable jurisdiction:

(a) such illegal, invalid or unenforceable provision shall have no effect, shall be deemed not to be included in this Agreement, shall not affect or impair the validity, effectiveness, or enforceability in the applicable jurisdictions, of all other provisions hereof, and shall not affect or impair such provision’s, as well as other provisions’ validity, effectiveness or enforceability in any other jurisdictions; and

(b) both parties hereto shall make all reasonable efforts to replace such illegal, invalid or unenforceable provision with a valid and enforceable provision that is satisfactory to any applicable authorities (provided that the difference between the superseding provision and the replaced provision shall be as little as possible and the effect of the superseding provision shall be as close as possible to the original intended effect of the replaced provision).

19. GOVERNING LAW AND DISPUTE RESOLUTION

19.1 This Agreement and the relationship between the parties hereto shall be governed by the laws of China.

19.2 Any dispute arising from or in connection with this Agreement shall be submitted for arbitration to the China International Economic and Trade Arbitration Commission, located in Beijing, who shall conduct arbitration according to the current arbitration rules of the Commission. The arbitral award shall be final and binding to both parties hereto.

AS WITNESS this Agreement has been duly executed by the parties hereto on the date indicated at the beginning of this Agreement.

CHINA TELECOMMUNICATIONS CORPORATION

(Signature and Corporate Seal)

CHINA TELECOM CORPORATION LIMITED

(Signature and Corporate Seal)

SCHEDULE 1

DEFINITIONS

1.1 In this Agreement, the following words and expressions shall have the following meanings:

Accounts means:

(a) in relation to any financial year of each Target Company: the audited consolidated balance sheet of the company prepared in accordance with the International Financial Reporting Standards as at the Accounts Date in respect of that financial year; and

(b) the audited consolidated profit and loss account of the company prepared in accordance with the International Financial Reporting Standards as of the Accounts Date in respect of that financial year, together with any notes, reports or statements included or annexed to them;

Accounts Date means December 31, 2002 or December 31, 2003, as the case may be;

Affiliates means in relation to any party, any subsidiary of that party from time to time;

Appraisal Report means the appraisal report prepared by China Enterprise Appraisal Company in respect of the fixed line telecommunications operations and related assets, liabilities and rights of each Target Company (China Enterprise Appraisal report No. 53 of 2004);

Business Day means a day (other than a Saturday or Sunday) on which banks generally are open in the PRC for the transaction of normal banking business;

Capital Injection Agreements means the relevant agreements in relation to the injection of the fixed line telecommunications operations of the Original Companies wholly owned by China Telecommunications Corporation and the related assets, liabilities and rights whose evaluation results have been approved by the State-owned Assets Supervision and Administration Commission of the State Council into each Target Company in the name of the Seller;

Claim means any claim for breach of Warranty, under the Tax Indemnity or pursuant to Clause 7;

Common Preconditions has the meaning given in Clause 2.1;

Completion means completion of the sale and purchase of the Target Shares in accordance with the provisions of this Agreement as stipulated under Clause 6;

Confidential Information has the meaning given in Clause 11.1;

Connected Transactions means those transactions effected pursuant to the agreements set forth in Schedule 6;

Deferred Consideration means such part of the Total Price to be paid by the Purchaser to the Seller by way of deferred payment in accordance with Clause 5.3;

Encumbrance means any interest of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Expenses means obligations, liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), actions, proceedings, claims and demands, in each case of any nature whatsoever;

Gansu Telecom means Gansu Telecom Company Limited, a company incorporated under the laws of the PRC on March 10, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

Government Consents means, in relation to any Target Shares, any consents, approvals, orders, authorisations, registrations, declarations and filings with or from any Governmental Entity in relation to those Target Shares (except for those specified in Clause 2.1) which are required to be obtained for the valid and effective transfer of such Target Shares to the Purchaser;

Governmental Authorities means, in relation to anywhere in the world, any supra-national, national, state, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority;

Guizhou Telecom means Guizhou Telecom Company Limited, a company incorporated under the laws of the PRC on March 12, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

Hainan Telecom means Hainan Telecom Company Limited, a company incorporated under the laws of the PRC on March 9, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

Hong Kong means the Hong Kong Special Administrative Region of the PRC;

Hubei Telecom means Hubei Telecom Company Limited, a company incorporated under the laws of the PRC on March 9, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

Hunan Telecom means Hunan Telecom Company Limited, a company incorporated under the laws of the PRC on March 12, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

Indebtedness means any indebtedness in respect of all obligations to repay borrowed money, all indebtedness evidenced by notes, bonds, loan stock, debentures or similar obligations, acceptances or documentary credit facilities, all rental obligations under finance leases, and hire purchase contracts, any other transaction having the commercial effect of a borrowing or raising of money, the net amount of any liability under any swap, hedging or other similar treasury instrument, and all guarantees, sureties, indemnities, counter-indemnities or letters of comfort of obligations of others of the foregoing types;

Independent Shareholders means the holders of shares in the Purchaser other than the Seller and its Associates (as defined in the Listing Rules);

Initial Consideration means such part of the Total Price to be paid by the Purchaser to the Seller on completion in accordance with Clause 5.2;

Intellectual Property Rights or IPR means patents, trade marks, rights related to trade names and other service marks, internet domain names, copyright (including rights in computer software), database rights, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Last Accounts means, in relation to any Target Company, the Accounts for that entity in respect of its financial year ended on the Last Accounts Date;

Last Accounts Date means December 31, 2003;

Leased Properties means the properties and land use rights that are leased from the Original Companies by the Target Group;

Material Adverse Change means any event, circumstance, effect, occurrence or state of affairs or any combination thereof (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) (an Event) which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), Properties or the business or financial condition, results or prospects of the Target Group, and, in relation to the Warranties and paragraph 2 of 4 of the relevant Target Company;

Ningxia Telecom means Ningxia Telecom Company Limited, a company incorporated under the laws of the PRC on March 10, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

Permitted Encumbrances means security interests arising by operation of law, security interests arising under sales contracts with title retention provisions and equipment leases with third parties entered into in the ordinary course of business and security interests for taxation and other governmental charges which are not due and payable or which may be paid without penalty after they become due and payable;

PRC means the People’s Republic of China;

PRC Relevant Government Approvals means the approvals, consents and authorisations from all relevant regulatory authorities in the PRC including, but not limited to, the State Council, the National Development and Reform Commission, the Ministry of Information Industry, the Ministry of Finance, the Ministry of State Land Resources, the State-owned Assets Supervision and Administration Commission of the State Council and the China Securities Regulatory Commission, which are necessary to effect the transactions contemplated by the Assets Injection Agreements and this Agreement;

Precondition means any of the preconditions to Completion set forth in Clause 2.1;

Properties means the properties and land use rights stated in the Property Legal Opinions that are owned by the Target Group;

Property Legal Opinions means the legal opinions to be issued by Haiwen & Partners, PRC counsel for the purposes of the acquisition contemplated hereunder in relation to the properties and land use rights owned by the Target Group;

Purchaser’s Conditions has the meaning given in Clause 2.1;

Purchaser Group means the Purchaser and its subsidiaries from time to time;

Purchaser’s Obligation means any representations, warranties or covenants to indemnify (including, without limitation, any covenant to pay pursuant to the Tax Covenant) given by the Purchaser to the Seller under this Agreement;

Qinghai Telecom means Qinghai Telecom Company Limited, a company incorporated under the laws of the PRC on March 10, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

Registered, in relation to Intellectual Property Rights, includes registrations and applications for registration;

Representatives has the meaning given in Clause 11.2;

Schedules means Schedule 1 to Schedule 7 to this Agreement and Schedule shall be construed accordingly;

Surviving Provisions means Clauses 10, 11 and 19;

Tax Claim means a Claim for a breach of any of the Tax Warranties or a claim under the Tax Indemnity;

Tax Warranties means the representations and warranties set forth in Part B of Schedule 3 and the Tax Indemnity Agreement;

Total Price means RMB46,000 million, being the total price payable by the Purchaser to the Seller for the Target Shares;

Seller’s Preconditions has the meaning given in Clause 2.1;

Seller Group means the Seller and its Affiliates from time to time but excluding the Target Group and the Purchaser Group;

Seller’s Obligation means any representation, warranty or undertaking to indemnify (including, without limitation, any covenant to pay pursuant to the Tax Indemnity) given by the Seller to the Purchaser under this Agreement;

Shaanxi Telecom means Shaanxi Telecom Company Limited, a company incorporated under the laws of the PRC on March 8, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

Warranties means the representations and warranties given pursuant to Clauses 4 and 7 and set forth in Schedule 3.

Working Hours means 9.30am to 5.30pm on a Business Day;

Xinjiang Telecom means Xinjiang Telecom Company Limited, a company incorporated under the laws of the PRC on March 11, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

Yunnan Telecom means Yunnan Telecom Company Limited, a company incorporated under the laws of the PRC on March 9, 2004, and a wholly-owned subsidiary of China Telecommunications Corporation;

1.2 In this Agreement, unless the context otherwise requires:

(a) references to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c) the singular shall include the plural and vice versa;

(d) references to one gender include all genders;

(e) references to times of the day are to local time in the relevant jurisdiction unless otherwise stated;

(f) references to any PRC legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than the PRC, be deemed to include that which most nearly approximates in that jurisdiction to the PRC legal term;

(g) references to RMB or Renminbi are references to the lawful currency from time to time of the PRC;

(h) any statement in this Agreement qualified by the expression to the best of the Seller’s knowledge or so far as the Seller is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry and shall be deemed also to include the knowledge of each member of the Target Group and each member of the Seller Group;

(i) any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3 Where there is any inconsistency between the definitions set forth in this Schedule and the definitions set forth in any Clause or any other Schedule, then for the purposes of construing such Clause or Schedule, the definitions set forth in such Clause or Schedule shall prevail.

SCHEDULE 2

DETAILS OF THE TARGET COMPANIES

1.	Name:	Hubei Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

1.	Name:	Hunan Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

1.	Name:	Hainan Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

1.	Name:	Guizhou Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

1.	Name:	Yunnan Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

1.	Name:	Shaanxi Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

1.	Name:	Gansu Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

1.	Name:	Qinghai Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

1.	Name:	Ningxia Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

1.	Name:	Xinjiang Telecom Company Limited

2.	Date of Incorporation:

3.	Place of Incorporation:

4.	Type of Company:

5.	Registered Number:

6.	Registered Address:

7.	Directors:

8.	Supervisors:

9.	Registered Capital (Paid-in Capital):

10.	Registered shareholder(s):	China Telecommunications Corporation

11.	Shareholdings:	100% owned by China Telecommunications Corporation

SCHEDULE 3

WARRANTIES

PART A

1. INFORMATION

1.1 All information relating to the Target Shares provided to the Purchaser or its representatives and advisers for the purposes of inclusion in the Shareholders’ Circular or preparation of the Financial Statements and the Appraisal Report is true, accurate and not misleading and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

1.2 Save as already disclosed in writing to the Purchaser, there are no other facts or matters which might reasonably be expected to have a material adverse effect on the financial or trading position or prospects of any Target Company or the Assets of the Head Office.

2. THE SELLER GROUP, THE TARGET COMPANIES AND THE HEAD OFFICE ASSETS

2.1 Authorizations, valid obligations, filings and consents

(a) The Seller has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other applicable governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to execute this Agreement and perform its obligations hereunder.

(b) All consents, approvals and authorisations of any court, government department or other regulatory body required with respect to the Seller for the execution of this Agreement and the performance of its terms have been obtained and are unconditional and in full force and effect.

(c) This Agreement will, when executed, constitute valid and binding obligations of the Seller.

(d) Execution and performance by the Seller will not violate or conflict with the provisions of its memorandum and articles of association, certificate of incorporation, by-laws, or equivalent constitutional documents in its relevant jurisdiction, where such breach or conflict would materially adversely affect its ability to execute this Agreement or perform its obligations hereunder.

(e) The Seller is not: (a) in breach of the terms of, or in default under, any instrument, agreement or order to which it is a party or by which it or its property is bound to an extent which is material in the context of the transactions herein contemplated; (b) involved in or the subject of any current or pending investigation or proceedings (whether administrative, regulatory or otherwise), whether in the PRC or elsewhere.

(f) Subject to fulfilment of the Conditions, this Agreement will not:

(i) result in violation or breach of any applicable laws or regulations in any relevant jurisdiction; or

(ii) amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction; or

(iii) conflict with any of the certificates, licences or permits of the Seller that enable it to carry on the business or operations now operated by it,

where, in each case, such breach, conflict or violation would materially adversely affect the Seller’s ability to execute this Agreement or perform its obligations hereunder.

(g) Other than as referred to in this Agreement:

(i) no announcements, consultations, notices, reports or filings are required to be made by the Seller Group or any Target Company in connection with the performance of the obligations of the Seller under this Agreement or in connection with the performance of the obligations of the Seller Group or any Target Company under this Agreement; and

(ii) no consents, approvals, registrations, authorisations or permits are required to be obtained by the Seller Group or any Target Company in connection with the execution and performance of this Agreement.

2.2 Details of the Seller Group, the Target Companies and the Head Office Assets

(a) The Seller is validly incorporated, in existence and duly registered under the laws of the PRC, and has full power to to own, lease and operate its properties and assets and to execute and perform its obligations under this Agreement.

(b) Each Target Company is incorporated with limited liability and has been duly organised and is validly existing under the laws of the PRC, and its business licence is in full force and effect; the Articles of Association of each Target Company comply with the requirements of applicable PRC law and are in full force and effect; each Target Company has all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any court, governmental agency or body having jurisdiction over each Target Company or any of its properties in each jurisdiction in which the ownership or lease of property by it or the conduct of its business requires such qualification, except for such consents, approvals, authorizations, orders, registrations, clearances and qualifications which is not material to that Target Company, and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted.

(c) The registered capital of each Target Company is fully-paid or properly credited as fully-paid and the Seller is the sole legal and beneficial owner of the registered capital free from all Encumbrances. The Target Shares constitutes the entire paid-in capital and related rights and interests of each Target Company.

(d) There is no liability to pay any additional contributions in respect of the Target Shares.

(e) No person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in any Target Company.

(f) The Seller is entitled to transfer the full ownership of the Target Shares to the Purchaser on the terms set forth in this Agreement.

(g) The information in respect of each Target Company set forth in Schedule 2 is true, accurate and not misleading.

(h) The Seller is the sole legal and beneficial owner of the Head Office Assets and is not restrained by any Encumbrance, unless otherwise disclosed by the Financial Statements.

(i) The Seller has the right to transfer the ownership of the Head Office Assets to the Purchaser pursuant to the terms set forth in this Agreement.

(j) The information in respect of the Head Office Assets as being set forth in Schedule 3 are true, accurate and not misleading.

3. FINANCIAL MATTERS

3.1 The Accounts

(a) The Last Accounts give a true and fair view of the state of affairs of the Target Group and its assets and liabilities as at the Last Accounts Date and of the results thereof for the financial year ended on the Last Accounts Date and for any of such periods.

(b) Without limiting the generality of paragraph 3.1(a);

(i) the Accounts for each of the last two and a half (2.5) financial years ended on the Last Accounts Date and for any of such periods were prepared in accordance with the requirements of all relevant laws and appropriate accounting policies;

(ii) the Accounts either make full provision for or disclose all liabilities (whether actual, contingent or disputed and including finance lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of the Target Group to which they relate in accordance with the relevant generally accepted accounting principles;

(iii) the results shown by the Accounts for each of the last two and a half (2.5) financial years ended on the Last Accounts Date and for any of such periods were not affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of those periods unusually high or low;

(iv) the Accounts of the Target Group for each of the periods ended on the Last Accounts Dates were prepared under consistent accounting policies, comply with the requirements of all relevant laws and regulations and with all statements of standard accounting practice (or financial reporting standards) and applicable accounting principles;

(v) the rate of depreciation adopted by the Target Group in its Accounts for each of the periods ended on the Last Accounts Dates were sufficient for each of the fixed assets of such member to be written down to nil by the end of its useful life;

(vi) except as stated in its Accounts, no changes in the accounting policies were made by the Target Group in any of the periods ended on the Accounts Dates;

(vii) None of the financial information provided to the Purchaser or its representatives and advisers is misleading in any material respect nor materially over-state the value of the assets nor materially under-state the liabilities of the Target Group as at the dates to which they were drawn up and do not materially over-state the profits of the Target Group in respect of the periods to which they relate.

3.2 Working Capital

Having regard to existing bank and other financial facilities, the Target Group has sufficient working capital available to it as at the date of this Agreement to enable it to continue to carry on its business in its present form and at its present level of turnover and for the purpose of performing in accordance with their terms all orders, projects and other obligations and discharging all liabilities which ought properly to be discharged during the period of 12 months after Completion.

3.3 Position since Last Accounts Date

(a) Since the Last Accounts Date there has been no Material Adverse Change in the financial or trading position or in the prospects of any Target Company and no event, fact or matter has occurred which is likely to give rise to any such change.

(b) Since the Last Accounts Date:

(i) the operation of each Target Company has been carried on in the ordinary and usual course, and no Target Company has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(ii) there has been no material change in the level of borrowing or in the working capital requirements of any Target Company;

(iii) all transactions between any Target Company and any Seller Group Company have been on an arm’s length basis and on commercial terms;

(iv) no dividend or other distribution has been declared, authorised, paid or made, nor has there been any reduction of paid-up registered capital, by any Target Company;

(v) no share or loan capital or other similar interest has been issued or agreed to be issued by any Target Company;

(vi) save for the Assets Injection Agreements and the Connected Transactions, no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by any Target Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude;

(vii) save as provided in the Assets Injection Agreements or in the usual and ordinary course of business of any Target Company, no Target Company has acquired or disposed of, or agreed to acquire or dispose of any material business or any material asset having a value in excess of RMB100 million;

(viii) there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively;

(ix) no debtor has been released by any Target Company on terms that it pays less than the book value of its debt and no material debt owing to any Target Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

(x) no change has been made in terms of employment and any benefits in kind payable to employees and other employment related matters by any Target Company or any Seller Group Company (other than those required by law) which could materially increase the total costs attributable to employment and employee benefits of the Target Company;

(xi) there has been no material reduction in the cash balances of any Target Company;

(xii) the business of any Target Company has not been affected by any abnormal factor not affecting to a similar extent generally all companies carrying on similar businesses; and

(xiii) no Target Company has agreed to any variation or termination of any existing contract to which that Target Company is a party and which may have a material effect upon the nature or scope of the operations of such Target Company.

3.4 Accounting and other records

(a) The statutory books, books of account and other records of each Target Company required to be kept by applicable laws in all relevant jurisdictions are up-to-date and have been maintained in accordance with all such applicable laws and relevant generally accepted accounting practices on a proper and consistent basis and comprise complete and accurate records of all information required to be recorded.

(b) All such statutory books, books of account and other records, together with all documents of title and executed copies of all existing agreements which are necessary for the proper conduct of the business of each Target Company and to which each Target Company is a party, are in its possession or under its control.

4. DEBT POSITION

4.1 Debts owed to the Target Companies

No Target Company has lent any money which is due to be repaid and as at the date of this Agreement has not been repaid to it or owns the benefit of any debt (whether trading or otherwise) other than:

(a) the Intra-Group Loans; and

(b) trade debts incurred in the ordinary and usual course of business which do not exceed 120% of the trade debts as set forth in the Last Accounts.

4.2 Debts owed by the Target Companies

(a) No Target Company has outstanding any borrowing or indebtedness in the nature of borrowing (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) other than:

(i) the Intra-Group Loans; and

(ii) moneys borrowed from or otherwise owed to third parties which do not exceed 120% of the money borrowed from or otherwise owed to third parties as set forth in the Last Accounts.

(b) No Target Company has received any notice to repay any Debt which is repayable on demand.

(c) No debt of any Target Company has become or is now due and payable, or capable of being declared due and payable, in each case before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of any debt of any Target Company before its normal or originally stated maturity has been received by any Target Company.

(d) There has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment under any agreement relating to any borrowing or indebtedness of any Target Company or to enforce any security given by any Target Company (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

5. REGULATORY MATTERS

5.1 Operating Licences

(a) Each Target Company has, or will by Completion have, obtained all licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

(b) The licences, permissions, authorisations and consents referred to in paragraph (a) are (or will by Completion be) in full force and effect, not limited in duration or subject to any unusual or onerous conditions, have been (or will by Completion have been) complied with in all respects.

(c) To the best knowledge of the Seller, there are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph (a) will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Target Shares by the Purchaser or otherwise).

(d) Each Target Company has conducted its business and corporate affairs in accordance with its business licence and with all applicable laws and regulations (whether of the PRC or any other jurisdiction).

(e) No Target Company is in default of any order, decree or judgment of any court or any governmental or regulatory authority (whether of the PRC or any other jurisdiction).

6. THE RESTRUCTURING AND THE ASSETS

6.1 The Restructuring

(a) The property and other assets transferred into a Target Company pursuant to the Restructuring comprise all the assets necessary for the carrying on of the business carried on or to be carried on by such Target Company in the manner it is presently conducted and the liabilities assumed by a Target Company pursuant to the Restructuring represent the only liabilities of such Target Company and are fully, fairly and accurately provided for in the Financial Statements.

(b) The events and transactions contemplated by the Restructuring do not contravene any provision of applicable law, rule or regulation and do not contravene the Articles of Association, other constitutional documents or the business licences of any Target Company, or contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any Target Company that, singly or in the aggregate, is material to any Target Company, or any judgement, rule or regulation, order or decree of any governmental body, agency or court having jurisdiction over any Target Company and will not result in the creation or imposition of any Encumbrance or other restriction upon any assets of any Target Company.

(c) All consents, approvals, authorisations, orders, registrations and qualifications required in the PRC in connection with the events and transactions contemplated by the Restructuring have been (or will by Completion have been) made or unconditionally obtained in writing (including, without limitation, all PRC Relevant Governmental Approvals), and no such consent, approval, authorisation, order, registration or qualification has been withdrawn or is subject to any condition precedent which has not been fulfilled or performed.

(d) There are no legal or government proceedings pending against any of the Target Companies in the PRC challenging the effectiveness or validity of the events and transactions contemplated by the Restructuring and, to the best knowledge of the Seller, no such proceedings are threatened or contemplated by any governmental agencies in the PRC or elsewhere.

6.2 Ownership

(a) For the purpose of this Warranty 6.2, assets shall not include the Properties and the Leased Properties, to which the provisions of Part B of this Schedule shall apply.

(b) Save as disclosed in the Financial Statements, the assets included in the Accounts of the Target Group are the absolute property of the Target Group and are free from all Encumbrances and are not the subject of any security interest or any assignment, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on delayed terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing).

(c) Save as disclosed in the Financial Statements, the Head Office Assets are the absolute property of the Seller and are free from all Encumbrances and are not the subject of any security interest or any assignment, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on delayed terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing).

6.3 Possession and third party facilities

(a) All of the assets owned by the Target Group, or in respect of which the Target Group has a right of use, are in the possession or under the control of the Target Group.

(b) Where any assets are used but not owned by the Target Group or any facilities or services are provided to the Target Group by any third party, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

6.4 Adequacy of assets

(a)

(i) The rights, properties and assets of the Target Group;

(ii) The facilities and services to which the Target Group has a contractual right; and

(iii) The rights of the Purchaser Group pursuant to this Agreement include all rights, properties, assets, facilities and services which are necessary for the carrying on of the business of the Target Group after Completion in the places and substantially in the manner in which it is carried on as at the date of this Agreement.

(b) Save as otherwise provided in the Connected Transactions, the Target Group does not depend in any material respect upon the use of assets owned by, or facilities or services provided by, any Seller Group Company.

6.5 Conditions

All the plant, machinery, systems, equipment and vehicles used by the Target Group and the Head Office Assets:

(a) are in a good state of repair and are not dangerous, obsolete or in need of renewal or replacement; and

(b) can be efficiently and properly used for the purposes for which they were acquired or are retained.

6.6 Insurances

(a) The business, undertakings, properties, other assets of the Target Group and the Head Office Assets are adequately insured against such risks as are normally insured by persons carrying on similar businesses in the PRC as those carried on by the Target Group and the Seller and such insurances include all the insurances which the Target Group and/or the Seller is required under the terms of any leases or any contracts in respect of any of its properties to undertake and such insurances are in full force and effect and there are no circumstances which could render any of such insurances void or voidable and all due premiums in respect thereof have (if due) been paid.

(b) No claim is outstanding by the Target Group under any such policy of insurance and, to the best knowledge of the Seller, there are no circumstances likely to give rise to such a claim.

7. INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

7.1 Target Group IPR

(a) The Target Group is the sole legal owner of all Intellectual Property Rights registered or sought to be registered in any jurisdiction which are held or beneficially owned by the Target Group.

(b) No act has been done or omitted to be done and no event has occurred or is likely to occur which may render any of such Intellectual Property Rights subject to revocation, compulsory licence, cancellation or amendment or may prevent the grant or registration of a valid Intellectual Property Right pursuant to a pending application.

7.2 No Infringement by Seller Group or Target Group

(a) None of the operations of the Target Group infringes, or is likely to infringe, the Intellectual Property Rights of a third party.

(b) No claim has been made by a third party which alleges that the operations of the Target Group infringe, or are likely to infringe, the Intellectual Property Rights of a third party or which otherwise disputes the right of the Target Group to use the Intellectual Property Rights owned or used by the Target Group. The Seller is not aware of any circumstances likely to give rise to a claim.

(c) The Target Group is not in default under any licence, sub-licence or assignment granted to it in respect of any Intellectual Property Rights used by the Target Group.

7.3 No Infringement by third parties

(a) No third party is infringing, or is likely to infringe, the Intellectual Property Rights owned or used by the Target Group.

(b) No claim has been made by the Target Group which alleges that a third party is infringing, or is likely to infringe, the Intellectual Property Rights owned or used by the Target Group, or which otherwise disputes the right of a third party to use the Intellectual Property Rights owned or used by the third party. The Seller is not aware of any circumstances likely to give rise to a claim.

(c) The Target Group has not acquiesced in the unauthorised use by a third party of the Intellectual Property Rights owned or used by the Target Group.

(d) There have been no acts or omissions which would prejudice the rights of the Purchaser to enforce the Intellectual Property Rights owned or used by the Target Group. In particular, transactions relating to them have been registered promptly, and within applicable time limits.

7.4 Adequacy of Intellectual Property Rights

The Target Group owns, or have licensed to them, all Intellectual Property Rights which are required to carry on the business of the Target Group as it is presently carried on, and in accordance with the current documented plans of the Seller.

7.5 Encumbrances

The Intellectual Property Rights owned or used by the Target Group are not subject to any security interest, option, mortgage, charge or lien.

7.6 Loss of Intellectual Property Rights

The Intellectual Property Rights owned or used by the Target Group will not be lost, or rendered liable to termination, by virtue of the acquisition of the Target Shares or the performance of this Agreement.

7.7 Records and Software

(a) All the accounting records and systems (including but not limited to computerised accounting systems) of the Target Group are recorded, stored, maintained or operated or otherwise held by the Target Group and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Target Group.

(b) The Target Group is licensed to use all software necessary to enable it to continue to use its computerised records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and does not share any user rights in respect of such software with any other person.

8. CONTRACTUAL MATTERS

8.1 Material contracts

Save for the Assets Injection Agreements and the Connected Transactions, there is not outstanding any agreement or arrangement to which the Target Group is a party:

(a) which, by virtue of the acquisition of the Target Shares by the Purchaser or other performance of the terms of this Agreement, will result in:

(i) any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or

(ii) any member of the Target Group being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or in a liability or obligation of any member of the Target Group being created or increased;

(b) to which any Seller Group Company is a party or in which any Seller Group Company or any connected person (as defined under the Listing Rules) is interested or from which any such person takes benefit, whether directly or indirectly;

(c) which was entered into otherwise than in the ordinary course of business;

(d) which was entered into otherwise than by way of bargain at arm’s length;

(e) which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by any member of the Target Group in respect of the obligations or solvency of any third party (except as otherwise disclosed in the Financial Statements);

(f) pursuant to which any member of the Target Group has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in its Last Accounts;

(g) which, upon completion by any member of the Target Group of its work or the performance of its other obligations under it, is likely to result in a loss for that member of the Target Group which is not fully provided for in its Last Accounts or which either is not expected to make a normal profit margin or involves an abnormal degree of risk;

(h) which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which any member of the Target Group is a party (except as otherwise disclosed in the Financial Statements);

(i) any power of attorney given by any member of the Target Group or any other authority which would enable any person not employed by that member of the Target Group to enter into any contract or commitment on behalf of that member of the Target Group;

(j) which involves or is likely to involve (i) material expenditure by any member of the Target Group or (ii) material obligations or restrictions of any member of the Target Group of an unusual or exceptional nature or magnitude and not in the ordinary and usual course of business;

(k) which establishes any material agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement to which any member of the Target Group is a party;

(l) which is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which any member of the Target Group is a party;

(m) which is any other agreement or arrangement having or likely to have a material effect on the financial or trading position or prospects of any member of the Target Group; and

(n) which is a bid, tender, proposal or offer which, if accepted, would result in any member of the Target Group becoming a party to any agreement or arrangement of a kind described in paragraphs (a) to (m) above, as far as the Seller is aware.

8.2 Defaults

(a) No member of the Target Group is in default under any agreement to which it is a party and there are no circumstances likely to give rise to any such default.

(b) No party with whom any member of the Target Group has entered into any agreement or arrangement is in default under such agreement or arrangement and there are no circumstances likely to give rise to any such default.

9. LITIGATION AND INVESTIGATIONS

9.1 Litigation

(a) Except as plaintiff in the collection of debts arising in the ordinary course of business, no member of the Target Group is a plaintiff or defendant in or otherwise a party to any material litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning any member of the Target Group or any of its assets.

(b) No governmental or official investigation or inquiry concerning any member of the Target Group is in progress or pending.

(c) The Seller is not aware of any circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph (a) or paragraph (b).

9.2 Investigations

So far as the Seller is aware, no governmental or official investigation or inquiry concerning any member of the Target Group is in progress or pending.

10. EMPLOYMENT

10.1 No member of the Target Group has entered into any arrangements regarding any future variation in any contract of employment in respect of any of its directors and employees or any agreement imposing an obligation on that member of the Target Group to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its directors or employees at any future date.

10.2 Each member of the Target Group has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union.

10.3 No member of the Target Group has in existence any share incentive scheme, share option scheme or profit sharing scheme for all or any of its directors or employees.

11. RETIREMENT BENEFITS

11.1 Except to the extent (if any) to which provision or allowance has been made in the Last Accounts of each Target Company:

(a) no outstanding liability has been incurred by the Target Group for breach of any contract of employment or for services or for long service or redundancy payments, protective awards, compensation for dismissal or for any other liability accruing from the termination of any contract of employment or for services, and no such liability will be incurred by the Target Group as a result of the Restructuring or the acquisition of the Target Shares by the Purchaser or other performance of the terms of this Agreement and the Assets Injection Agreements;

(b) no gratuitous payment has been made or benefit given (or promised to be made or given) by the Target Group in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of the Target Group.

12. INSOLVENCY AND OTHERS

12.1 No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of any Target Company or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to any Target Company, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Target Company.

12.2 No composition in satisfaction of the debts of any Target Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

12.3 No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of any Target Company.

12.4 No events or circumstances analogous to any of those referred to in Warranties 12.1 to 12.3 have occurred in any jurisdiction outside the PRC.

12.5 No circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in Warranties 12.1 to 12.4 if the Warranties were to be repeated at any time on or before Completion.

PART B

1. TAX

1.1 Each Target Company has two tax registration certificates which are in full force and effect and no Target Company has established any place of business or carried on any business and has not made any filing with any tax authority in any part of the world other than the PRC.

1.2 Each Target Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions concerning profits or enterprise income tax, value-added tax, business tax and stamp duty (and any similar applicable tax or taxation in the PRC).

1.3 No tax authority has agreed to operate any special arrangement (being an arrangement which is not based on a uniform application of the relevant legislation whether expressly provided for in the relevant legislation or operated by way of extra statutory concession or otherwise) in relation to any Target Company.

1.4 Each Target Company has duly, within all appropriate time limits, made all returns, given all notices and supplied all information required to be supplied to all relevant tax authorities. All such information was when provided and remain complete and accurate and all such returns and notices were when provided and remain complete and accurate and were made on a proper basis.

1.5 No Target Company has received any notice or allegation from any tax authorities that it has not complied with any relevant legal requirement relating to registration or notification for taxation purposes and no Target Company is involved in any dispute or investigation with any tax authority and there are no facts or matters which it reasonably believes will cause any such dispute or investigation or any liability for taxation (present or future).

1.6 Each Target Company:

(a) has paid or accounted for all taxation (if any) due to be paid or accounted for by it before the date of this Agreement;

(b) is not under any liability to pay any penalty or interest in connection with any taxation referred to in paragraph (a);

(c) has made all deductions and withholdings in respect or on account of taxation which it is required or entitled by any relevant legislation to make from any payments made by it including, without limitation, interest annuities or other annual payments, royalties, rent, remuneration payable to employees or sub-contractors or payments to a non-resident and where appropriate each Target Company has accounted in full to the relevant fiscal authority for any taxation so deducted or withheld; and

(d) has taken all necessary steps to obtain any repayment of or relief from taxation available to it.

1.7 All sums due and payable to any taxation authority in respect of emoluments paid and benefits provided to the employees of each Target Company at the date of this Agreement have been paid and all such deductions and retentions as are required under the laws of the PRC have been made.

1.8 All remuneration, compensation payments, payments on retirement or removal from an office or employment and other sums paid or payable to employees or officers or former employees or officers of each Target Company and all interest, annuities, royalties, rent and other annual payments paid or payable by each Target Company (whether before or after the date hereof) pursuant to any obligation in existence at the date hereof are and will (on the basis of the taxation legislation in force at the date hereof) be deductible for incomes tax purposes either in computing the profits of each Target Company or as a charge on the income of such Target Company.

1.9 Each Target Company has made or caused to be made the returns which ought to be made by or in respect of each Target Company for any taxation purposes and no returns are the subject of any dispute with any tax authority.

2. PROPERTY

2.1 Each Target Company has valid title to, or valid leasehold interests in, all of the Properties and Leased Properties, respectively, and valid title to all material personal property owned by them, in each case free and clear of all Encumbrances, defects or any other restrictions except such as are described in the Property Legal Opinions or such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by each Target Company.

2.2 Each Leased Property held under lease by each Target Company are held by them under valid and enforceable leases in full force and effect with such exceptions as are not material or do not interfere with the use made and proposed to be made of such property and buildings by any Target Company and no material default (or event which with notice or lapse of time, or both, would constitute such a default) by any Target Company has occurred and is continuing under any of such leases.

2.3 Each Target Company does not own, operate, manage or have any other right or interest, directly or indirectly, in any other material real property of any kind save for those described in the Property Legal Opinions.

SCHEDULE 4

CONDUCT OF THE TARGET GROUP COMPANIES

1. From the date of this Agreement until Completion, the Seller shall:

(a) procure that each member of the Target Group carries on its business only in the ordinary and usual course and shall procure that no member of the Target Group makes or agrees to make any payment other than routine payments in the ordinary and usual course of business;

(b) procure that all reasonable steps are taken to preserve and protect the assets of each member of the Target Group and to preserve and retain the goodwill of each of their businesses (including the existing relationships with customers and suppliers);

(c) subject to Clause 11, procure that the Purchaser’s representatives shall be allowed, upon reasonable notice, access to (i) the books and records of each member of the Target Group (including all statutory books, minute books, leases, contracts, supplier lists and customer lists), together with the right to take copies; and (ii) the premises used by, and management of, each member of the Target Group;

(d) not do, allow or procure, and shall ensure that no member of the Target Group shall do, allow or procure, any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were repeated at any time before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date;

(e) make prompt disclosure to the Purchaser of all relevant information which comes to the notice of the Seller or any other member of the Seller Group in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing;

(f) procure that there is no declaration, authorisation, making or payment of a dividend or other distribution (whether in cash, stock or in kind) nor any reduction of its paid-up registered capital by any member of the Target Group;

(g) procure that no share or loan capital or other security is created, allotted or issued or agreed to be created, allotted or issued by any member of the Target Group and that no option over or other right to subscribe for any share or loan capital or other security is granted by any member of the Target Group;

(h) cause all transactions between each member of the Target Group and members of the Seller Group to take place on arm’s length terms;

(i) not take any action, and shall procure that no action is taken by any member of the Target Group, which is inconsistent with the provisions of this Agreement;

(j) otherwise than in the ordinary course of business, the amount of any Indebtedness owed by each member of the Target Group existing as at the date of this Agreement shall not be increased or extended and no new Indebtedness shall be entered into or assumed by any such company; and

(k) no action is taken by any member of the Target Group or any Seller Group Company which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement.

2. Pending Completion the Seller shall fully notify and consult with the Purchaser, or procure that the Purchaser is fully notified and consulted, in relation to any matters which may result in a Material Adverse Change, and shall procure that, save with the prior consent of the Purchaser, none of the following are done, permitted or agreed to be done by or in relation to the Target Group:

(a) the Restructuring of, or the discontinuance of, any part of the business of the Target Group;

(b) any failure to settle in accordance with the payment procedures and timescales normally observed by each member of the Target Group any debts incurred by that member of the Target Group in the normal course of trading;

(c) any execution or modification of (including a bid, tender, proposal or offer likely to lead to the same) or a termination of any contract or arrangement having a material value or involving or likely to involve material expenditure or which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the operations of any member of the Target Group, or any modification (including a bid, tender, proposal, or offer likely to lead to the same) of any contract or arrangement which would cause the relevant contract or arrangement to fall within any of the above descriptions in this paragraph, or which may have such a result;

(d) the creation of any Encumbrance over the Target Shares or the registered capital or the assets of any member of the Target Group, or any of them, other than a Permitted Encumbrance;

(e) the acquisition of, or entering into an agreement to acquire, or the disposal of, or entering into an agreement to dispose of, any material asset or material business; and

(f) execution of any agreement, contract, arrangement or transaction (whether or not legally binding) other than in the ordinary and usual course of business.

SCHEDULE 5

COMPLETION ARRANGEMENTS

3. At or before Completion, the Seller shall deliver or procure the delivery to the Purchaser of (or make available to the Purchaser’s satisfaction):

(a) documentation certifying the completion of the administrative registration and transfer of the ownership of the entire interest in each Target Company from the Seller into the name of the Purchaser;

(b) the certificates of incorporation, common seal, share register, business licence, the documents evidencing the PRC Relevant Governmental Approvals (as the case may be) and all minute books and other statutory books (which shall be written up to but not including Completion) of each Target Company;

(c) all such other documents as may be required to enable the Purchaser to be registered as the sole shareholder of the entire interest in each Target Company;

(d) a counterpart of the Tax Indemnity duly executed by the Seller;

(e) a copy of a resolution of the office of the managing director (certified by an officer of the Seller duly appointed by the Seller as true and correct) of the Seller, authorising the execution of and the performance by the Seller of its obligations under this Agreement and each of the other documents to be executed by the Seller;

(f) a legal opinion on the Properties from Jingtian Gongcheng, PRC counsel, in form and substance acceptable to the Purchaser; and

(g) a certificate of an officer of the Seller to the effect that each of the representations and warranties set forth in Schedule 3 is true and accurate in all material respects immediately before Completion.

4. At Completion, the Purchaser shall:

(a) in satisfaction of its obligations under Clause 5.2, cause the amount set forth in Clause 5.2 to be paid on Completion or such later date as may be agreed between the Seller and the Purchaser by electronic funds transfer (or such other modes of payment as may be agreed between the Seller and the Purchaser) to the bank account(s) of the Seller, details of which shall be notified in writing to the Purchaser at least two Business Days prior to Completion; and

(b) deliver to the Seller a copy of the board minutes (certified by a duly appointed officer as true and correct) of the Purchaser authorising the execution and performance by the Purchaser of its obligations under this Agreement.

SCHEDULE 6

CONNECTED TRANSACTIONS

1. This Agreement.

2. The Supplement Agreement of the Trademark License Agreement and the Supplement Agreement of the Non-competition Agreement, the Centralized Services Agreement, the Interconnection Settlement Agreement and the Optic Fibers Leasing Agreement for the Four Provinces entered into on April 13, 2004 between China Telecommunications Corporation and China Telecom Corporation Limited.

3. The General Service Frame Agreement entered into on April 13, 2004 between China Telecommunications Corporation and China Telecom Corporation Limited.

4. The Service Frame Agreements Regarding Telecommunications Engineering Design and Construction entered into on April 19, 2004, between Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom respectively, and China Telecom Hubei Telecom Company, China Telecom Hunan Telecom Company, China Telecom Hainan Telecom Company, China Telecom Guizhou Telecom Company, China Telecom Yunnan Telecom Company, China Telecom Shaanxi Telecom Company, China Telecom Gansu Telecom Company, China Telecom Qinghai Telecom Company, China Telecom Ningxia Telecom Company and China Telecom Xinjiang Telecom Company respectively.

5. The Premises Subleasing Frame Agreements entered into on April 19, 2004, between Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom respectively, and China Telecom Hubei Telecom Company, China Telecom Hunan Telecom Company, China Telecom Hainan Telecom Company, China Telecom Guizhou Telecom Company, China Telecom Yunnan Telecom Company, China Telecom Shaanxi Telecom Company, China Telecom Gansu Telecom Company, China Telecom Qinghai Telecom Company, China Telecom Ningxia Telecom Company and China Telecom Xinjiang Telecom Company respectively.

6. The Premises Leasing Frame Agreements entered into on April 19, 2004, between Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom respectively, and China Telecom Hubei Telecom Company, China Telecom Hunan Telecom Company, China Telecom Hainan Telecom Company, China Telecom Guizhou Telecom Company, China Telecom Yunnan Telecom Company, China Telecom Shaanxi Telecom Company, China Telecom Gansu Telecom Company, China Telecom Qinghai Telecom Company, China Telecom Ningxia Telecom Company and China Telecom Xinjiang Telecom Company respectively.

7. The IT Service Frame Agreements entered into on April 19, 2004, between Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom respectively, and China Telecom Hubei Telecom Company, China Telecom Hunan Telecom Company, China Telecom Hainan Telecom Company, China Telecom Guizhou Telecom Company, China Telecom Yunnan Telecom Company, China Telecom Shaanxi Telecom Company, China Telecom Gansu Telecom Company, China Telecom Qinghai Telecom Company, China Telecom Ningxia Telecom Company and China Telecom Xinjiang Telecom Company respectively.

8. The Equipment Acquisition Frame Agreements entered into on April 19, 2004, between Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom respectively, and China Telecom Hubei Telecom Company, China Telecom Hunan Telecom Company, China Telecom Hainan Telecom Company, China Telecom Guizhou

Telecom Company, China Telecom Yunnan Telecom Company, China Telecom Shaanxi Telecom Company, China Telecom Gansu Telecom Company, China Telecom Qinghai Telecom Company, China Telecom Ningxia Telecom Company and China Telecom Xinjiang Telecom Company respectively.

9. The Support Service Frame Agreements entered into on April 19, 2004, between Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom respectively, and China Telecom Hubei Telecom Company, China Telecom Hunan Telecom Company, China Telecom Hainan Telecom Company, China Telecom Guizhou Telecom Company, China Telecom Yunnan Telecom Company, China Telecom Shaanxi Telecom Company, China Telecom Gansu Telecom Company, China Telecom Qinghai Telecom Company, China Telecom Ningxia Telecom Company and China Telecom Xinjiang Telecom Company respectively.

10. The Telecommunications Terminal Service Frame Agreements entered into on April 19, 2004, between Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom respectively, and China Telecom Hubei Telecom Company, China Telecom Hunan Telecom Company, China Telecom Hainan Telecom Company, China Telecom Guizhou Telecom Company, China Telecom Yunnan Telecom Company, China Telecom Shaanxi Telecom Company, China Telecom Gansu Telecom Company, China Telecom Qinghai Telecom Company, China Telecom Ningxia Telecom Company and China Telecom Xinjiang Telecom Company respectively.

SECHEDULE 7

TAX INDEMNITY AGREEMENT

THIS TAX INDEMNITY AGREEMENT was entered into on April 13, 2004

BETWEEN:

(1) CHINA TELECOMMUNICATIONS CORPORATION a company incorporated under the laws of the PRC whose registered office is at 31 Jinrong Avenue, Xicheng District, Beijing, PRC (the “Seller”); and

(2) CHINA TELECOM CORPORATION LIMITED a company incorporated under the laws of the PRC whose registered office is at 31 Jinrong Avenue, Xicheng District, Beijing, PRC (the “Purchaser”).

WHEREAS:

(A) By a conditional sale and purchase agreement dated April 13 2004 (the “The Sale and Purchase Agreement”) made between the Seller and the Purchaser, the Seller has agreed to sell and the Purchaser has agreed to purchase the Target Shares (as defined in the Sale and Purchase Agreement) on the terms and conditions contained therein.

(B) It is a term of the Sale and Purchase Agreement that the Seller deliver this Tax Indemnity Agreement to the Purchaser upon the Completion (as defined in the Sale and Purchase Agreement).

NOW THEREFORE both parties hereto agree as follows:

1. DEFINITIONS

1.1 In this Agreement, unless the context requires otherwise:

(a) words and expressions and other rules of interpretation defined, used or set forth in the Sale and Purchase Agreement have the same meanings and application in this Agreement;

(b) Taxation means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof,

(c) Claim means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any person, authority or body whatsoever and of whatever country from which it appears that any Target Company is liable or is sought to be made liable to make any payment or is deprived or is sought to be deprived of any relief or allowance or credit or right to repayment of taxation;

(d) Event includes (without limitation) the death of any person, any action, omission or transaction whether or not any Target Company is a party thereto and includes completion of the sale of the Target Shares to the Purchaser and references to the result of events on or before the date hereof shall include the combined result of two or more events one or more of which shall have taken place before the date hereof;

(e) references to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation;

(f) references to a Claim shall include any Claim whether made before or after the date hereof and whether satisfied or unsatisfied at the date hereof and shall also include:

(i) the loss of any relief, allowance or credit granted by or pursuant to any legislation or otherwise for taxation purposes which could but for the Claim in question have been available to the Purchaser or any Target Company whether or not the said loss results in any taxation being payable at the time of such loss; and

(ii) the nullifying or cancellation of a right to repayment of taxation which would have been so available or is at the date hereof assumed by the Seller or the Purchaser to be available;

(g) and in such a case the amount of taxation which could otherwise have been relieved, allowed or credited by the relief, allowance or credit so lost or the amount of repayment which would otherwise have been obtained shall be treated as an amount of taxation for which a liability has arisen;

(h) references to the Sale and Purchase Agreement shall be construed as references to the Sale and Purchase Agreement as amended or supplemented from time to time.

1.2 The “Seller”, the “Target Company” and the “Purchaser” shall, where the context permits, include their respective successors and assigns.

2. INDEMNITY

Subject as hereinafter provided, the Seller hereby undertakes to indemnify and keep indemnified the Purchaser (for itself and as trustee for any Target Group member) against any loss or liability suffered by the Purchaser or any Target Company including, but not limited to, any diminution in the value of the assets of or shares in any Target Company, any payment made or required to be made by the Purchaser or any Target Company and any costs and expenses incurred as a result of or in connection with any Claim falling on any Target Company resulting from or by reference to any income, profits or gains earned, accrued or received on or before the date hereof or any event on or before the date hereof whether alone or in conjunction with other circumstances and whether or not such taxation is chargeable against or attributable to any other person, firm or company.

3. EXCEPTIONS

The indemnities given by this Agreement do not cover any Claim to the extent that provision or reserve in respect thereof has been made in the Last Accounts or to the extent that payment or discharge of such Claim has been taken into account therein.

4. COSTS AND EXPENSES

The indemnities given by this Agreement shall cover all costs and expenses incurred by the Purchaser or any Target Company in connection with any Claim, and any penalties, fines or interest payable by the Purchaser or any Target Company relating to any Claim for which the Seller is liable under this Agreement.

5. REIMBURSEMENT

In the event that any Claim which is the subject of an indemnity hereunder is or has been discharged (whether by payment or by the loss of any relief, allowance, credit or right to repayment of taxation) or suffered by any Target Company, the indemnity given hereunder shall take effect as a covenant by the Seller forthwith to reimburse the relevant Target Company (through the Purchaser) for any amount so paid or to compensate the relevant Target Company for any loss of relief, allowance, credit or right to repayment so suffered.

6. PROCESS FOR CLAIMS

If the Purchaser becomes aware of a Claim relevant for the purposes of this Agreement, it shall as soon as reasonably practicable give notice thereof to the Seller and shall (subject to the Purchaser and the Target Group being indemnified to the Purchaser’s satisfaction against any liability, costs, damages or expenses which may be incurred thereby) take such action and procure that the Target Company shall take such action as the Seller may reasonably request to avoid, resist, dispute, defend, compromise or appeal against the Claim, provided that neither the Purchaser nor any Target Company shall be required to take any steps which would require any admission of guilt or liability relating to matters connected with the Claim in question or which would affect the future conduct of the business of the Purchaser or any Target Company or affect the rights or reputations of any of them nor shall they be required to take any such action unless the Seller shall have produced to them a leading barrister’s opinion that such action is reasonable.

7. WRITE-OFF AND DEDUCTIONS

All payments to be made by the Seller under this Agreement shall be made in full without set-off or counterclaim or any restriction or condition and free and clear of any present or future taxes, duties, charges or other deductions or withholdings of any nature. If any deduction or withholding is required to be made from any such payment the Seller shall, together with such payment, pay such additional amount as is necessary to ensure that the recipient receives the full amount due hereunder.

8. WAIVER AND SEVERABILITY

No failure or delay by the Purchaser or any Target Company in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

9. ASSIGNMENT

The Purchaser and any Target Company may assign its respective rights and benefits under this Agreement.

10. NOTICES

Each notice, demand or other communication given or made hereunder shall be in writing and delivered or sent to the relevant party at its address or telex number or fax number set forth in the Sale and Purchase Agreement. The provisions of Clause 14 of the Sale and Purchase Agreement shall apply to this Agreement as though they have been fully set forth herein.

11. GOVERNING LAW AND JURISDICTION

11.1 This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China.

11.2 Any dispute arising from or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission located in Beijing for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED, SEALED AND DELIVERED BY

a duly authorised representative on behalf of

CHINA TELECOMMUNICATIONS CORPORATION

SIGNED, SEALED AND DELIVERED BY

a duly authorised representative on behalf of

CHINA TELECOM CORPORATION LIMITED